Exhibit 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of December 15th, 2009 (the “Effective Date”), by and between GENESIS FLUID SOLUTIONS HOLDINGS, INC., a Delaware corporation (the “Company”), and SFL3 LLC, a Nevada limited liability company. (the “Consultant”).
RECITALS
A. Consultant has expertise in the area of the Company’s business and is willing to provide consulting services to the Company.
B. The Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.
AGREEMENT
In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:
1. Engagement. The Company hereby engages Consultant to render, as an independent contractor, the consulting services described in Appendix A hereto and such other services as may be agreed to in writing by the Company and Consultant from time to time on the terms and conditions set forth herein. Consultant hereby accepts the engagement to provide consulting services to the Company on the terms and conditions set forth herein. During the term of this Agreement, Selby F. Little, III, the President of Consultant (“Mr. Little”), shall perform the services on behalf of Consultant and shall serve as “Chief Financial Officer” of the Company; and he shall devote such time, attention and energy to the business and affairs of the Company as shall be necessary to perform the services specified in Appendix A hereto. Consultant shall report to Mr. Martin Hedley, the Company’s Chief Executive Officer (the “CEO”). From time to time during the term of this Agreement, Consultant and Company may agree that Consultant provide additional personnel under this Agreement. Any such agreement shall be made a part of this Agreement as evidenced by an Appendix hereto, signed by the Company and Consultant, substantially similar in form to Appendix A hereof.
2. Term. This Agreement will commence on the date first written above, and unless earlier terminated in accordance with the provisions of Section 9, shall continue for a period of two (2) months; provided however, that Mr. Little shall have the right to negotiate with the Board of Directors and the CEO of the Company for full-time employment status at any time during the currency of this contract, and provided that the current contract may be extended in writing upon the mutual agreement of the Company and Consultant pending agreement on the full-time employment status of Mr. Little.
3. Compensation.
3.1 Compensation. In consideration of the services to be performed by Consultant, the Company agrees to pay Consultant in the manner and at the rates set forth in Appendix A.
3.2 Expenses. Reasonable out-of-pocket expenses incurred by Consultant shall be reimbursed by Company to Consultant, including but not limited to travel and living expenses incurred by Consultant related to Mr. Little’s travel to the Company’s Colorado Springs office or other locations designated by the Company. Such reimbursement shall be made in accordance with policies adopted by the Company from time to time, copies of which shall be provided to Consultant, including, without limitation, the submission of expense reports with original receipts for such expenses.

4. Confidential Information.
4.1 Definitions. For purposes of this Agreement, “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any of its affiliates, or its employees, clients, consultants, or business associates, which was produced by any employee or consultant of the Company in the course of his, her or its employment or consulting relationship, or otherwise produced or acquired by or on behalf of the Company. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” By way of example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:
(a) formulas, research and development techniques, processes, trade secrets, copyrights, copyright applications, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, patent licenses, discoveries, improvements, data, know-how, formats, test results, and research projects;
(b) information about costs, profits, markets, sales, contracts and lists of customers, and distributors;
(c) business, marketing, and strategic plans;
(d) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and
(e) employee personnel files and compensation information.
Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.
4.2 Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business. This Confidential Information includes not only information disclosed by the Company to Consultant, but also information developed or learned by Consultant and/or Mr. Little during the course of its relationship with the Company.
4.3 Protection of Confidential Information. Neither Consultant nor Mr. Little will, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in Mr. Little’s role as the CFO (where he will be routinely required to disclose such information in the ordinary course of performing his duties in such capacity), or other than connection with Consultant’s and/or Mr. Little’s assigned duties and for the benefit of the Company, any of the Company’s Confidential Information, either during or after its relationship with the Company. Consultant and Mr. Little acknowledge that they are aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

4.4 Delivery of Confidential Information. Upon the written request of the Company or when Consultant’s and/or Mr. Little’s relationship with the Company terminates, Consultant and/or Mr. Little will, at the Company’s sole expense, immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Confidential Information.
4.5 Location and Reproduction. Consultant and/or Mr. Little shall maintain at its workplace only such Confidential Information as Consultant and/or Mr. Little has a current “need to know.” Consultant and/or Mr. Little shall, at the Company’s sole expense, return to the appropriate person and location specified in Section 10 hereof or otherwise properly dispose of Confidential Information once that need to know no longer exists. Consultant and/or Mr. Little shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Company for reproduction.
4.6 Prior Actions and Knowledge. Consultant and Mr. Little represent and warrant that from the time of its first contact with the Company, Consultant and Mr. Little have held in strict confidence all Confidential Information and have not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential information, except to the extent otherwise permitted in this Agreement.
4.7 Third-Party Information. Consultant and Mr. Little acknowledge that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant and Mr. Little agree that they will at all times hold all such confidential information in the strictest confidence and will not disclose or use it, except as necessary to perform its obligations hereunder and in a manner consistent with their obligations to protect Confidential Information under this Agreement.
4.8 Third Parties. Consultant and Mr. Little represent that their relationship with the Company does not and will not breach any agreements with or duties to a former employer or any other third party. Consultant and/or Mr. Little will not disclose to the Company or use on its behalf any confidential information belonging to others and Consultant and/or Mr. Little will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.
4.9 Acknowledgment. Consultant and Mr. Little acknowledge that there are no currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements which Consultant and/or Mr. Little desires to exclude from the operation of this Agreement, other than Consultant’s Proprietary Management Techniques. To the best of Consultant’s and Mr. Little’s knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in effect between Consultant and/or Mr. Little, on the one hand, and any other person (including any business or governmental entity).

5. No Use of Name. Consultant and Mr. Little agree that they shall not at any time use the Company’s name or any the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.
6. Injunctive Relief. Consultant and Mr. Little acknowledge that a breach by Consultant and/or Mr. Little of any provision of Sections 4, 5 or 9 herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Consultant and Mr. Little further agree that no bond or other security shall be required in obtaining such equitable relief and Consultant and Mr. Little hereby consent to the issuance of such injunction and to the ordering of specific performance. Consultant and Mr. Little also understand that, in the event of a breach by Consultant and/or Mr. Little of any provision herein, other action may be taken and remedies enforced against Consultant and Mr. Little.
7. Indemnification. Concurrent with the execution of this Agreement, the Company and Mr. Little have entered into that certain Director and Officer Indemnification Agreement of equal date, a signed copy of which is attached hereto as Exhibit A (the “Indemnification Agreement”).
8. Representations and Warranties. Consultant and Mr. Little represent and warrant (i) that Consultant and/or Mr. Little have no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s and/or Mr. Little’s undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, and (iii) that Consultant and Mr. Little have not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.
9. Termination.
9.1 Termination. The Consultant’s engagement with the Company pursuant to this Agreement shall terminate:
(a)	automatically upon notice for Cause (as defined below);

(b)	automatically upon the death of Mr. Little; or

(c)	upon expiration of the term of this Agreement.
9.2 Definition. For Purposes of this Agreement, “Cause” shall include (i) the conviction by a court of competent jurisdiction of the Consultant for a fraudulent act or felony, (ii) willful misfeasance, illegal, dishonest or grossly negligent conduct which constitutes a breach of the Consultant’s covenants and obligations under this Agreement, or which involve funds or other assets of the Company, (iii) any conduct which is likely to have a material adverse effect upon the goodwill or business position of the Company other than as required by public policy, (iv) the Consultant’s failure to carry out its duties to the Company hereunder, or (v) unsatisfactory work as determined by the Board of Directors of the Company.

9.3 Termination Obligations.
(a) Except as specifically provided otherwise in this Agreement, upon termination of this Agreement, neither the Consultant nor the Company shall have any further obligations under this Agreement, except as to liabilities accrued through the date of termination.
(b) Upon the termination of this Agreement or promptly upon the Company’s written request, Consultant shall, at the Company’s sole expense, surrender to the Company all equipment, tangible Proprietary Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer-generated files and data, any other data and records of any kind, and copies thereof (collectively, “Company Records”), created on any medium and furnished to, obtained by, or prepared by Consultant in the course of or incident to its relationship with the Company, that are in Consultant’s possession or under its control.
(c) Consultant’s and the Company’s representations, warranties, covenants and obligations contained in this Agreement shall survive the termination of Consultant’s relationship with the Company.
(d) Following any termination of this Agreement, Consultant will fully cooperate with the Company, at the Company’s sole expense, in all matters relating to Consultant’s continuing obligations under this Agreement.
(e) Consultant agrees and acknowledges that (i) the Confidential Information that the Consultant has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein, (ii) the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Consultant, (iii) the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located in areas other than the United States during the term of this Agreement, the definition of Territory shall be automatically expanded to cover such other areas), and (iv) the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.
(f) Consultant hereby agrees and covenants that it shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on Consultant’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the term of this Agreement and thereafter to the extent described below, within the Territory:
(i) For a period of five (5) years from the date of termination, engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business conducted by the the Company as of the date of termination; provided however, that any business which derives less than five percent (5%) of its revenue from dewatering products and services shall be excluded;

(ii) For a period of three (3) years from the date of termination, recruit, solicit or hire, or attempt to recruit or solicit any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, provided that the foregoing shall not preclude Consultant from hiring any person who responds to an add placed in any generally available employment listing;
(iii) For a period of three (3) years from the date of termination, attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Consultant’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or
(iv) For a period of three (3) years from the date of termination, interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.
(g) For purposes of Section 9.2 and 9.3, the term “Consultant” includes Mr. Little personally.
10. Notices. Any notice or other communication which is required or permitted hereunder shall be deemed to have been delivered and received on the day of (or, if not a business day, the first business day after) its having been personally delivered or telecopied to the following address or telecopy number, on the first business day after its having been sent by overnight delivery service to the following address, or if sent by regular, registered or certified mail, when actually received at the following address:
If to Company:
Genesis Fluid Solutions Holdings, Inc.
6660 Delmonico Drive, Suite 242-D
Colorado Springs, CO 80919
Attention: Martin Hedley, CEO
If to Consultant:
SFL3 LLC
PO Box 17037
Reno, NV 89511
Attention: Selby F. Little, III, President

11. Attorney’s Fees. Should any party hereto, or any heir, personal representative, successor or assign of any party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the non-prevailing party or parties.
12. Entire Agreement. This Agreement, Appendix A attached hereto, and the Indemnification Agreement attached hereto as Exhibit A set forth the parties’ mutual rights and obligations with respect to the subject matter hereof. It is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreements regarding these subjects. This Agreement supersedes all other prior and contemporaneous agreements and statements on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or during the term of this Agreement, apply to Consultant, have been communicated in writing to Consultant and/or Mr. Little and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control unless changed in writing by the Company and Consultant.
13. Amendment. This Agreement may be amended only by a writing signed by Consultant and by the CEO.
14. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
15. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by any party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.
16. Nonwaiver. No failure or neglect of any party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by any party hereto must be contained in a written instrument signed by the party granting such waivers and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.
17. Assignment. This Agreement may not be assigned by Consultant without the Company’s prior written consent. This Agreement may be assigned by the Company in connection with a merger or sale of all or substantially all of its assets, and in other instances with the Consultant’s consent which consent shall not be unreasonably withheld or delayed.
18. Compliance with Law. In connection with its services rendered hereunder, Consultant and Mr. Little agree to abide by all federal, state, and local laws, ordinances and regulations; provided however, the parties acknowledge that neither Consultant nor Mr. Little has represented that it or he provide, have provided or will provide any services requiring licensing by any federal, state or local government, agency, board or other quasi-governmental or regulatory body.

19. Independent Contractor. The relationship between Consultant and the Company is that of independent contractor under a “work for hire” arrangement. All work product developed by Consultant shall be deemed owned and assigned to Company, other than Consultant’s Proprietary Management Techniques. This Agreement is not authority for Consultant to act for the Company as its agent or make commitments for the Company; provided however, it is acknowledged that Mr. Little, in his role as Chief Financial Officer, will have the authority to make commitments for and to bind the Company to contracts, leases and other agreements. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from fees or expenses paid to Consultant for taxes, insurance, bonds or the like. Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.
20. Taxes. Consultant agrees to pay all appropriate local, state and federal taxes relating to its capacity as a Nevada domestic limited liability company with a principal place of business in Reno, Nevada.
21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. Any claim, action, suit or other proceeding initiated by any of the parties under or in connection with this Agreement shall exclusively be asserted, brought, prosecuted and maintained in any federal or state court in the State of Colorado as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and each of the parties hereby irrevocably (i) submits to the jurisdiction of such courts, (ii) waives any and all rights to object to the laying of venue in any such court, (iii) waives any and all rights to claim that such court may be an inconvenient forum, and (iv) agrees that service of process on them in any such action, suit or proceeding may be effected by the means by which notices may be given to it under this Agreement.
22. Counterparts. This Agreement may be executed in any number of counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
23. Acknowledgment. Consultant acknowledges that it has had the opportunity to consult legal counsel in regard to this Agreement, that Consultant has read and understands this Agreement, that Consultant is fully aware of its legal effect, and that Consultant has entered into it freely and voluntarily and based on Consultant’s own judgment and not on any representations or promises other than those contained in this Agreement.

In Witness Whereof, the parties hereto have caused this Consulting Agreement to be executed as of the date first above written.

COMPANY:	GENESIS FLUID SOLUTIONS HOLDINGS, INC.
	By:	/s/ Martin Hedley
Martin Hedley, Chief Executive Officer
Date Signed: December 22, 2009

CONSULTANT:	SFL3 LLC
	By:	Shelby F. Little
Selby F. Little, III, President
Date Signed: December 22, 2009

ACCEPTED AND AGREED this 22nd day of December, 2009
/s/ Selby F. Little
Selby F. Little, III, in his individual capacity

APPENDIX A
1.
Description of Services to be Rendered: On behalf of Consultant, Mr. Little will serve as “Chief Financial Officer” of the Company. In such capacity, Consultant, acting through Mr. Little, shall have the following responsibilities and duties:

•
Strategic Plan: To assist the Company in strategic planning, in developing its approach to the target customer base, and by meeting with senior executives at targeted entities or potential suppliers with the intent to develop business agreements. The deliverables must contain the key financial methods and targets necessary to achieve the overall strategic plan.

•
Financial Model: To establish an appropriate chart of accounts for the business of the Company; working with the Company’s independent accountants and legal counsel to establish financial policies and controls commensurate with a public company’s needs; to establish the methods by which projects and equipment sales are costed, priced and delivered.

•
Investor Relations: To assist the Company in managing the day-to-day finances and, working with the Company’s independent accountants and legal counsel, the periodic reporting to shareholders, the SEC and any other duly authorized entity in any and all issues related to current or future investment in the Company and to assist the CEO in preparation of all reports and presentations necessary to support the investor community.

2.	Time Devoted to Duties: Full Time.

3.	Compensation and Expense Reimbursement:
•	Per Diem: For the term of this Agreement, the Company will pay Consultant fees in the amount of $650 per calendar day worked.

•	Expense Reimbursement: Consultant’s expenses shall be reimbursed by the Company in accordance with the provisions of Section 3.2 of this Agreement.

•	Invoices: Invoices for fees and expenses shall be submitted by Consultant no more than bi-weekly, and payment by the Company will be made no more than ten (10) days from receipt of invoice.

EXHIBIT A
TO
CONSULTING AGREEMENT
BETWEEN
GENESIS FLUID SOLUTIONS HOLDINGS, INC.
AND
SFL3 LLC
DATED DECEMBER 15, 2009
DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT
BETWEEN
GENESIS FLUID SOLUTIONS HOLDINGS, INC.
AND
SELBY F. LITTLE, III
DATED DECEMBER 15, 2009